UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2014

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio		44131
(Address of principal executive offices)		(Zip Code)

216-447-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Principal Officers

Effective January 1, 2014, Mr. Chris Spurio was appointed Senior Vice President of CBIZ, Inc. and President of the CBIZ Financial Services practice group. Mr. Spurio is the successor to David Sibits, who has undertaken the new position of Senior Vice President, Strategic Development for the CBIZ Financial Services practice group, effective January 1, 2014. Mr. Spurio will serve in this officer capacity for an indefinite period at the discretion of the Company. In this position, Mr. Spurio becomes a member of the Senior Management Group identified in the CBIZ 2013 Proxy Statement, and in 2013 received compensation consistent with Executive Compensation Components identified in that document, including a base pay of $345,833, a bonus of $177,630 in accordance with the CBIZ Annual Executive Incentive Plan, an option grant of 65,000 shares, a restricted stock grant of 22,000 shares, and he is entitled to accelerated vesting of equity grants under certain conditions in the event of a change of control, participation in the Company’s Executive Severance Policy, a monthly automobile allowance, and eligibility to participate in the other compensation plans and programs of the Company.

Mr. Spurio has no family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or officer. Mr. Spurio is not a party to any transaction with a related person, promoter or control person.

Mr. Spurio joined CBIZ in January 1998 and served as Corporate Controller until July 1999. He then served as Vice President of Finance from July 1999 until September 2008. Mr. Spurio was Executive Managing Director of the Financial Services Group’s Midwest Region from September 2008 through March 2010, and served as the Group’s Chief Operating Officer from March 2010 through December 2013. Mr. Spurio was associated with KPMG LLP, an international accounting firm, from July 1988 to January 1998. Mr. Spurio is a CPA, CGMA and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of CBIZ, Inc. dated January 7, 2014 announcing the appointment of Chris Spurio.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2014

CBIZ, Inc.

By:	/s/ Michael W. Gleespen
Name: Michael W. Gleespen Title: Corporate Secretary and General Counsel